Exhibit 10.1

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

April 29, 2014

Exelon Corporation

10 S Dearborn St

52nd floor SE

Chicago, Il 60603

Attention: Stacie M Frank

Senior Vice President and Treasurer

Project Olympus

$7.221 Billion Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”), Goldman Sachs Bank USA (“Goldman Sachs”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners”, together with Barclays and Goldman Sachs, the “Commitment Parties,” “we” or “us”), that Exelon Corporation (the “Company” or “you”), desires to establish the $7.221 billion senior unsecured 364-day term loan facility (the “Bridge Facility”) having the terms set forth in Exhibit A, the proceeds of which would be used to finance the transactions described in Exhibit A. Capitalized terms used in this letter but not defined herein shall have the meanings given to them in the Exhibits hereto.

1.	Commitments and Agency Roles

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility. You hereby appoint each of Barclays and Goldman Sachs to act, and each of Barclays and Goldman Sachs hereby agrees to act, as joint lead arranger and joint bookrunner (in such capacities, the “Arrangers”) for the Bridge Facility. You hereby appoint Goldman Sachs to act, and Goldman Sachs hereby agrees to act, as sole syndication agent for the Bridge Facility. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Bridge Facility unless you and we shall so agree. The Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. Barclays is pleased to advise you of its commitment to provide to the Company, severally and not jointly, $3.6105 billion of the Bridge Facility, Goldman Sachs is pleased to advise you of its commitment to provide to the Company, severally and not jointly, $2.2 billion of the Bridge Facility, and GS Lending Partners is pleased to advise you of its commitment to provide to the Company, severally and not jointly, $1.4105 billion of the Bridge Facility, in each case, on the terms set forth in this commitment letter and

April 29, 2014

Exelon Corporation

the attached Exhibits A and B (collectively, the “Commitment Letter”) and the Fee Letter referred to below and subject only to the satisfaction or waiver of the conditions expressly set forth in Section 2 below and Exhibit B; provided, that any event occurring after the date hereof and prior to the Closing Date that would result in a mandatory prepayment or commitment reduction with respect to the Bridge Facility as set forth in Exhibit A under the Section titled “Mandatory Prepayments and Commitment Reductions” shall reduce on a pro rata basis each Commitment Party’s aggregate commitment with respect to the Bridge Facility under this Commitment Letter on a dollar-for-dollar basis. It is further agreed that Barclays will have “lead left” placement, and each of Goldman Sachs and GS Lending Partners will have placement immediately to the right of Barclays, in all documentation used in connection with the Bridge Facility.

Our fees for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in the Fee Letter as and when and to the extent payable in accordance with the terms hereof and thereof.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject solely to the satisfaction or waiver of the following conditions: (i) except as set forth in (x) the Company Reports (as defined in the Acquisition Agreement, as of the date hereof) filed with or furnished to the Securities and Exchange Commission by the Target on or after January 1, 2012 and at least two business days prior to the date hereof (excluding any disclosures of information, factors or risks contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or elsewhere therein, to the extent they are statements that are predictive, cautionary or forward-looking in nature) or (y) the corresponding sections or subsections of the Company Disclosure Letter (as defined in the Acquisition Agreement, as of the date hereof), there shall not have occurred, since December 31, 2013 any change in the financial condition, business or results of operations of the Target that, individually or in the aggregate, has had or is reasonably likely to have, a Target Material Adverse Effect (as defined below), (ii) your having engaged, on or prior to the date hereof, pursuant to an engagement letter satisfactory to each Arranger, one or more banks or investment banking institutions of national prominence acceptable to each Arranger (collectively, the “Financial Institutions”) to arrange permanent financing or refinancing for the Acquisition and (iii) the conditions set forth in Exhibit B.

For the purposes hereof, “Target Material Adverse Effect” means any change, event, occurrence or effect that, individually or taken together with other changes, events, occurrences or effects, has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries, taken as a whole; provided, however, that, none of the following shall constitute or be taken into account in determining whether there is or, where applicable, has been a Target Material Adverse Effect: (A) changes in general economic or political conditions or the securities, credit, commodities or financial markets in general in the United States or the geographic area within which PJM Interconnection, LLC (“PJM”) operates as a regional transmission organization (the “PJM Region”), or the Mid-Atlantic Area Council within the PJM Region; (B) (i) acts of war or terrorism or (ii) changes, events, circumstances or developments that are weather-related or result from any natural disasters, “acts of God” or other “force majeure” events; (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity or of or by the North American Electric Reliability Corporation (“NERC”) or PJM; (D) changes, events or developments in the (x) electric generating, transmission or distribution industries or natural gas transmission or distribution industries (including any changes in the operations thereof), (y) engineering or construction industries, or

2

April 29, 2014

Exelon Corporation

(z) wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor; (E) changes or developments in wholesale or retail electric power prices; (F) system-wide changes or developments in electric transmission or distribution systems (other than changes solely affecting the Target and its Subsidiaries); (G) any changes in customer usage patterns or customer selection of third-party suppliers for electricity; (H) any loss or overtly threatened loss, or adverse change or overtly threatened adverse change, in the relationship of the Target or any of its Subsidiaries with its customers, employees, regulators, financing sources, labor unions or suppliers caused by the pendency or the announcement of the transactions contemplated by the Acquisition Agreement; (I) changes or effects from the entry into, the announcement or pendency of or the performance of obligations required by the Acquisition Agreement or consented to or requested by Parent or Merger Sub, including any change resulting from a failure to file rate cases as planned or to receive orders from State Commissions approving rate increases as contemplated by the Target’s financial plans, any change in the Target’s credit ratings and any actions taken by the Target and its Subsidiaries that is expressly permitted or required pursuant to the Acquisition Agreement or is consented to or requested by Parent to obtain approval from any Governmental Entity for consummation of the Merger (including (i) any actions taken by Parent, the Target or any of their respective Subsidiaries to settle the Rate Cases as permitted by Section 6.5(f) of the Acquisition Agreement, (ii) any actions required to be taken by Parent, the Target or any of their respective Affiliates to obtain any Parent Approval or any Company Approval, (iii) any action by any Governmental Entity that requires Parent or the Target or any of their respective Subsidiaries or Affiliates to accept the commitments and agreements set forth in Exhibit B to the Acquisition Agreement (the “Regulatory Commitments”), (iv) the issuance, sale and delivery of the Nonvoting Preferred Stock to Parent pursuant to the Subscription Agreement and (v) any agreements consented to by Parent to obtain the Regulatory Approvals, including to implement the Regulatory Commitments); (J) changes in GAAP or interpretation thereof after the date hereof; (K) any failure by the Target to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Acquisition Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Target Material Adverse Effect; (L) changes that arise out of or relate to the identity of Parent or any of its Affiliates as the acquirer of the Target; (M) a decline in the price or trading volume of the Target common stock on the New York Stock Exchange (the “NYSE”) on or after the date of the Acquisition Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Target Material Adverse Effect; and (N) changes that result from any shutdown or suspension of operations at the power plants from which the Target obtains electricity or facilities from which the Target obtains natural gas; provided, further, however, that matters, changes, events, occurrences, effects or developments set forth in clauses (A), (B), (C), (D), (E), (F) and (G) above may be taken into account in determining whether there has been or is a Target Material Adverse Effect to the extent such matters, changes, events, occurrences, effects or developments have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such matters, changes, events, occurrences, effects or developments. In this paragraph, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on the date hereof and (ii) each capitalized term that is not defined in any other provision of the Commitment Letter shall have the meaning given to such term in the Acquisition Agreement.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other letter agreement between you and us concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (a) the representations made by or with respect to the Target in the Acquisition Agreement that are material to the interests of the

3

April 29, 2014

Exelon Corporation

Lenders (but only to the extent that the breach of such representations would permit you or your applicable subsidiary to terminate your obligations under the Acquisition Agreement or to decline to close the Acquisition as a result of breach of such representations in the Acquisition Agreement) (the “Target Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth herein are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Company referred to in Exhibit A relating to corporate existence of the Company, corporate power and authority to enter into the Loan Documents; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with (i) the Company’s organizational documents, (ii) any applicable law in any material respect or (iii) any indenture, instrument or agreement for committed or funded indebtedness of the Company in excess of $100.0 million; governmental authorizations of the Loan Documents; the Company’s December 31, 2013 audited annual financial statements fairly present as of such date in all material respects the consolidated financial condition and results of operations of the Borrower and its subsidiaries in accordance with GAAP; Investment Company Act; margin stock; solvency (to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit B); Patriot Act; OFAC; FCPA; other anti-terrorism laws; and anti-money laundering laws. There shall be no conditions to closing and funding the Bridge Facility other than those expressly set forth in this Section 2 or
Exhibit B.

3.	Syndication

The Arrangers intend promptly after the date hereof, and reserve the right, to syndicate the Bridge Facility to the Lenders (as such term is defined in Exhibit A), which syndication may occur in one or (if reasonably required by the Arrangers) more stages. The Arrangers will lead the syndication. The selection of the Lenders, the determination of the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and the final commitment allocations shall all be made (a) until the date that is 30 days after the date hereof, by the Arrangers and you in accordance with the syndication plan (the “Syndication Plan”) for the Bridge Facility agreed to by you and the Arrangers prior to the date hereof (which Syndication Plan includes, as Lenders acceptable to you, each of the lenders which are party to the Existing Credit Agreement as defined in Exhibit A) or as may otherwise be agreed by the Arrangers and you, and (b) following the date that is 30 days after the date hereof, if and for so long as a “successful syndication” of the Bridge Facility (as defined in the Fee Letter, a “Successful Syndication”) has not been achieved, by the Arrangers acting in consultation with you. Each of Barclays’, Goldman Sachs’ and GS Lending Partners’ commitments hereunder with respect to the Bridge Facility shall be reduced on a pro rata basis dollar for dollar as and when commitments for the Bridge Facility are received from Lenders (which have been selected pursuant to the syndication process set forth above) to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to each Arranger and you or (ii) party to the Bridge Loan Agreement (as defined below) as a “Lender” thereunder. With respect to any syndication, assignment or participation other than through a Lender becoming party to this Commitment Letter or the Bridge Loan Agreement as set forth in the preceding sentence, the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder until the funding on the Closing Date has occurred. The Company agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company and, to the extent practicable and appropriate (and not in contravention of the Acquisition Agreement), the Target. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earliest of (a) the termination by the Arrangers of syndication of the Bridge Facility, (b) 60 days following the

4

April 29, 2014

Exelon Corporation

Closing Date and (c) the date a Successful Syndication is achieved (the “Syndication Date”), you will not, and agree to use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to ensure that the Target will not, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of, any competing debt facility or debt security of the Target or the Company or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security (other than (i) existing ordinary course bilateral working capital facilities, (ii) commercial paper issuance, (iii) the Bridge Facility, (iv) the Securities, (v) extensions, refinancings and renewals of the Existing Credit Agreement and other existing credit facilities (provided that any such extension, refinancing or renewal shall be in consultation with each of the Arrangers) and (vi) debt issuances, extensions and amendments by the Target and its subsidiaries permitted under the Acquisition Agreement (including waivers under the Target’s existing credit agreements to the extent permitted under the Acquisition Agreement)), in each case without the prior written consent of the Arrangers (not to be unreasonably withheld or delayed), in each case if the announcement, syndication or issuance of such facilities or securities would reasonably be expected to interfere with the syndication of the Bridge Facility as reasonably determined by the Arrangers.

Until the Syndication Date, you agree to, and agree to use commercially reasonable efforts to cause the Target to assist, but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement, the Lead Arrangers in achieving a syndication of the Bridge Facility that is reasonably satisfactory to the Lead Arrangers and you, including providing, upon reasonable request by the Lead Arrangers, information customary for transactions of this type reasonably deemed necessary by the Lead Arrangers to complete such syndication, including using your commercially reasonable efforts in: (i) assisting in the preparation of a customary information memorandum (the “Information Memorandum”), a customary lender presentation (the “Lender Presentation”) and other customary presentation materials (collectively, the “Facility Marketing Materials”) reasonably acceptable in form and content to the Arrangers and you regarding the business, operations, financial projections and prospects of the Company and the Target (including the financial information and projections described in Exhibit B) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of the Company that the Arrangers deem reasonably necessary to complete the syndication of the Bridge Facility; (ii) arranging for direct communications with prospective Lenders in connection with the syndication of the Bridge Facility (including without limitation direct contact with officers, representatives and advisors of the Company (and using commercially reasonable efforts to cause direct contact with officers, representatives and advisors of the Target (consistent with the terms of the Acquisition Agreement)) at reasonable, mutually agreed times upon reasonable notice and participation of such persons in such meetings); and (iii) hosting (including any preparations with respect thereto) with the Arrangers at places and times to be mutually agreed by the Arrangers and the Company one or more meetings with prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement, the Loan Documents or other undertaking concerning the financing of the Transactions contemplated hereby, neither the commencement nor the completion of the syndication of the Bridge Facility constitute a condition to the availability or funding of the Bridge Facility on the Closing Date. It is also understood that you will not be required to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege or (ii) law, rule or regulation applicable to you, the Target or your or its respective affiliates or (iii) any obligation of confidentiality from a third party binding on you, the Target or your or its respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions).

You will be solely responsible for the contents of the Facility Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

5

April 29, 2014

Exelon Corporation

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At each Arranger’s request, you agree to assist in the preparation of an additional version of the Facility Marketing Materials that does not contain material non-public information (for purposes of United States federal or state securities laws) concerning you, the Target or your or its respective subsidiaries or your or its respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (after you have been given a reasonable opportunity to review such documents), unless you advise the Arrangers in writing (including by email) prior to their distribution that such material should only be distributed to prospective private Lenders: (a) drafts and final versions of the definitive loan documents relating to the Bridge Facility, which shall be comprised of a credit agreement (the “Bridge Loan Agreement”) and notes (if any) (collectively, the “Loan Documents”); (b) administrative materials prepared by the Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Bridge Facility. Before distribution of any Facility Marketing Materials in connection with the syndication of the Bridge Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Facilities Marketing Materials provided to Lenders and prospective Lenders will be accompanied by a disclaimer exculpating the Company, the Target and us with respect to any use thereof and of any related materials by the recipients thereof. In addition, at any Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC”.

The Company and the Commitment Parties agree to negotiate in good faith, and will use reasonable efforts to finalize, execute and deliver the Loan Documents (which shall be prepared by counsel to the Arrangers) as soon as practical within 45 days after the date hereof.

4.	Information

You represent, warrant and covenant that (with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge) (i) all written information (other than projections and other information of a general economic or industry specific nature) that has been or will be made available to each Arranger, each Commitment Party or the Lenders directly or indirectly by or on behalf of the Company or the Target in connection with the Transactions is and will be when furnished, when taken as a whole, correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been or will be made available to each Arranger, each Commitment Party or the Lenders directly or indirectly by or on behalf of the Company or the Target in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to each Arranger, each Commitment Party, the Lenders and their respective affiliates; it being understood that the projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of your control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 60 days following the Closing Date and (ii) the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material

6

April 29, 2014

Exelon Corporation

respect (to the best of your knowledge insofar as it applies to information concerning the Target and its subsidiaries), then you will promptly supplement, or cause to be supplemented (or, with respect to information concerning the Target and its subsidiaries, use commercially reasonable efforts to supplement), the information and projections so that such representations will be correct in all material respects in light of the circumstances in which such statements are made (to the best of your knowledge insofar as it applies to information concerning the Target and its subsidiaries). You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Bridge Facility, you hereby agree to indemnify upon demand and hold harmless the Administrative Agent, the Arrangers and each other agent or co-agent (if any) designated by the Arrangers with respect to the Bridge Facility, each Lender (including in any event each Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates solely in their capacity as a Financial Advisor (as defined below) (each of the above, an “Indemnified Person”), from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Target or any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or related parties, (B) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under this Commitment Letter, the Fee Letter or any Loan Documents or (C) any dispute among Indemnified Persons that does not involve an act or omission by you or any of your subsidiaries (other than any claims against the Administrative Agent or a Lead Arranger in their capacity as such but subject to clause (A) above), in the case of clauses (A) through (C), to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that you shall not be required to reimburse the costs of more than one counsel to all Indemnified Persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction or one specialist counsel in any applicable specialty approved by you) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably necessary, one local counsel plus one specialist counsel, in respectively, any relevant jurisdiction or applicable specialty) to the affected Indemnified Persons. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability that you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

7

April 29, 2014

Exelon Corporation

Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility. Neither you nor any of your affiliates will be responsible or liable to the Arrangers or any other Indemnified Person or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Section 5.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person to the extent expressly set forth herein). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to (i) any of its affiliates (provided that, except in the case of a Commitment Party assigning its commitment to its affiliate which is also a Commitment Party, such assigning Commitment Party shall not be released from its portion of its commitment so assigned to the extent that such affiliate fails to fund the portion of the commitment so assigned to it on the Closing Date) and (ii) in the case of the Arrangers, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a joinder agreement or other documentation reasonably satisfactory to each Arranger and the Company as provided in Section 3 above, and upon any such assignment, such Arranger will be released from that portion of its commitments and agreements that has been so assigned. In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

Each Arranger notifies the Company and the Target that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company and the Target, including the name and address of each such Person and other information that will allow each Arranger and each Lender to identify the Company and the Target in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Arranger and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written communications provided by each Commitment Party, each Arranger or any of their affiliates in connection with the Transactions are confidential and may not be disclosed by you to any other person or entity without our prior written consent except, pursuant to applicable law or compulsory legal process (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof); provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such

8

April 29, 2014

Exelon Corporation

communications to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Transactions on a confidential basis, (ii) this Commitment Letter and the information contained herein and the Fee Letter (redacted in a manner reasonably satisfactory to us) to the Target and its affiliates, and their respective officers, directors, employees, agents, attorneys, accountants and other advisors in connection with the Transactions, in each case, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein and the Fee Letter confidential, (iii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, Securities or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), on a confidential basis, (v) following the execution of this Commitment Letter, you may disclose to the Lenders and the prospective Lenders the amount of the Upfront Fees, Funding Fee and Ticking Fee (each as defined in the Fee Letter), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof and (vii) this Commitment Letter and the information contained herein to any rating agency on a confidential basis and in consultation with the Arrangers.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Company, the Target or any of your respective subsidiaries or affiliates; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, advisors, representatives, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Bridge Facility, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (f) received by such person on a non-confidential basis from a third party source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement hereof and thereof, (i) to any rating agency on a confidential basis and (j) with your prior written consent; provided that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the Effective Date (as defined in Exhibit A) at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

9

April 29, 2014

Exelon Corporation

You acknowledge that each Arranger and its affiliates are full service securities firms engaged in a broad array of activities and as such may from time to time effect transactions for their own (or entities with which they co-invest) account or the account of customers, and may hold, purchase, sell or vote long or short positions in securities or indebtedness, or options thereon, of the Company, the Target and other companies that may be the subject of the Transactions. In addition, each Arranger may at any time communicate independent recommendations and/or publish or express independent research views in respect of such securities, indebtedness or options. Each Arranger and its affiliates may have economic interests that are different from or conflict with those of the Company regarding the transactions contemplated hereby, and you acknowledge and agree that each Arranger has no obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against each Arranger for breach of fiduciary duty or alleged breach of fiduciary duty in connection with any aspect of the Transactions and agree that each Arranger will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions between you, on the one hand, and the Commitment Parties, on the other hand, and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Target and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In connection with the services and transactions contemplated hereby, you agree that we are permitted to access, use and share with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company or any of its affiliates that is or may come into our possession or in the possession of any of our affiliates in accordance with Section 8 (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). In addition, each of the parties hereto acknowledges that each of Barclays Capital Inc. and Goldman, Sachs & Co. has been retained by the Company as financial advisor (in such capacity, a “Financial Advisor”) to the Company in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of either Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that each Arranger and its affiliates do not provide tax, accounting or legal advice.

10

April 29, 2014

Exelon Corporation

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF TARGET MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A TARGET MATERIAL ADVERSE EFFECT HAS OCCURRED (II) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, OR TO DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO THE ACQUISITION AGREEMENT AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAWS. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed; provided, that the provisions of Section 5 shall be superseded (to the extent covered thereby) by the terms of the Loan Documents upon execution and delivery thereof by the parties thereto. You may terminate (on a pro rata basis among the Commitment Parties) the Commitment Parties’ commitments hereunder at any time, in whole or in part, subject to the provisions of the proceeding sentence and your obligations pursuant to the Fee Letter.

11

April 29, 2014

Exelon Corporation

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition without the use of the Bridge Facility, (ii) the termination of the Acquisition Agreement in accordance with its terms, (iii) the Effective Date and (iv) July 29, 2015 (the “Commitment Termination Date”), unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein; provided, that, to the extent that the Termination Date (as defined in the Acquisition Agreement) is extended in accordance with Section 8.2(a) of the Acquisition Agreement (as in effect on the date hereof), the Commitment Termination Date shall be automatically extended (and the Company shall provide prompt written notice thereof to the Arrangers) to the date that is the earlier of (a) such extended Commitment Termination Date and (b) October 29, 2015.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the conditions precedent set forth in Section 2 hereof and Exhibit B.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 9:00 a.m. New York City time on April 30, 2014 (the “Countersign Date”), whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by the earlier of (i) the specified time on the Countersign Date and (ii) the time of the public announcement (by you) of the Acquisition, this offer will terminate on such earlier date.

[The remainder of this page is intentionally left blank.]

12

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Authorized Signatory

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

EXELON CORPORATION

By:	/s/ William A. Von Hoene
Name: William A. Von Hoene
Title: Senior Executive Vice President

Commitment Letter

Exhibit A

Summary of Terms and Conditions of the Bridge Facility

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

Bridge Facility:	A 364-day senior unsecured term loan facility (the “Bridge Facility”) in an aggregate principal amount of $7.221 billion.

Borrower:	Exelon Corporation (the “Company”).

Guarantor:	None.

Transactions:	The Borrower intends to (i) acquire (the “Acquisition”) all of the equity interests of a company previously identified to the Commitment Parties and codenamed Athena (the “Target”) pursuant to an Agreement and Plan of Merger to be entered into by and among the Company, a wholly-owned domestic subsidiary of the Company and the Target (the “Acquisition Agreement”), (ii) issue (or one of its wholly-owned subsidiaries may issue) a combination of equity securities, equity-linked securities and unsecured debt securities (the foregoing, collectively, the “Securities”), and/or, to the extent Securities are not issued, borrow under the Bridge Facility and (iii) pay fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to as the “Transactions”.

Joint Bookrunners and Joint Lead Arrangers:	Each of Barclays Bank PLC (“Barclays”) and Goldman Sachs Bank USA (“Goldman Sachs”), will act as joint bookrunner and joint lead arranger (in such capacities, the “Arrangers”) for the Bridge Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agent:	Goldman Sachs will act as the sole and exclusive syndication agent for the Bridge Facility (in such capacity, the “Syndication Agent”).

Lenders:	Barclays, Goldman Sachs, GS Lending Partners and/or other banks, financial institutions and institutional lenders selected by the Arrangers in consultation with the Company (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used to fund, in part, the Acquisition, including paying all Transaction Costs.

Availability:	A single drawing may be made under the Bridge Facility on the Closing Date.

Exhibit A-1

Effective Date:	The date on which the Loan Documents are executed and delivered by the parties thereto and the conditions to effectiveness thereof are satisfied or waived (the “Effective Date”).

Closing Date:	The date on or before the Commitment Expiration Date on which the Bridge Facility is available to be borrowed subject to the conditions set forth herein (the “Closing Date”). As used herein, “Commitment Expiration Date” means the earliest to occur of (i) the consummation of the Acquisition without the use of the Bridge Facility, (ii) the termination of the Acquisition Agreement in accordance with its terms and (iii) July 29, 2015; provided, that, to the extent that the Termination Date (as defined in the Acquisition Agreement) is extended in accordance with Section 8.2(a) of the Acquisition Agreement (as in effect on the date of the Commitment Letter), the Commitment Expiration Date shall be automatically extended (and the Company shall provide prompt written notice thereof to the Arrangers) to the date that is the earlier of (a) such extended Commitment Expiration Date and (b) October 29, 2015.

Maturity:	The maturity date (the “Maturity Date”) of the Bridge Facility will be the date that is 364 days after the Closing Date.

Amortization:	None. All loans outstanding under the Bridge Facility will be due and payable on the Maturity Date.

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Company’s option, at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin; or

(b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

The “Applicable Margin” will be determined as of any date by reference to the pricing grid contained in Annex I to this Exhibit A (the “Pricing Grid”).

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus 1⁄2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to such elected interest period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration (such page currently being the LIBOR01 page) or (y) if the rate in clause (ii)(x) above does not appear on such page or service or if such page or service is not available, the rate per annum

Exhibit A-2

determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to such elected interest period on such other page or other service which displays an average of the London interbank offered rate or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to the Administrative Agent for deposits in dollars of principal amounts comparable to the Eurodollar Rate loan for which the Eurodollar Rate is then being determined with maturities comparable to such interest period, in each case as adjusted for applicable reserve requirements.

Duration Fees:	The Company will pay fees (the “Duration Fees”) for the ratable benefit of the Lenders in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the loans under the Bridge Facility outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Ticking Fee:	The Company will pay a non-refundable ticking fee in amounts equal to the Applicable Ticking Fee Rate per annum as determined in accordance with the Pricing Grid on the daily average undrawn total commitments in respect of the Bridge Facility, which fee will accrue beginning on the date of the execution of the Loan Documents and through the earlier of (i) the date of termination of the commitments and (ii) the Closing Date, payable quarterly in arrears and upon termination of the commitments.

Default Interest:	Upon the occurrence and during the continuance of any payment default, interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate applicable to Base Rate loans and will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three or six months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year with respect to loans bearing interest based upon the reserve adjusted Eurodollar Rate and a 365/366-day year with respect to loans bearing interest based upon clause (x) of the definition of Base Rate.

Exhibit A-3

Funding Protection and Taxes:	Customary for transactions of this type, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy, liquidity requirements and other regulatory restrictions. It is understood that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted or issued.

Voluntary Prepayments and Commitment Reductions:	The Bridge Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the Bridge Facility may not be reborrowed.

The Bridge Facility commitments may be terminated in whole or in part without premium or penalty upon one business day’s prior written notice.

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay loans under the Bridge Facility (and, prior to the Closing Date, the commitments with respect to the Bridge Facility, under the Commitment Letter or the Loan Documents, shall be automatically and permanently reduced by such amounts):

1.      Incurrence of Indebtedness: An amount equal to 100.0% of the Net Cash Proceeds received (including into escrow) from the incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity) by the Company or any of its subsidiaries (other than any Regulated Subsidiary (as defined below)), other than Excluded Debt (as defined below), payable no later than five business days following the date of receipt.

2.      Equity Offerings: An amount equal to 100.0% of (i) the Net Cash Proceeds received (other than by any Regulated Subsidiary) from the issuance of any common or preferred equity securities by the Company or any of its subsidiaries other than Excluded Equity Issuances (as defined below), payable no later than five business days following the date of receipt, and (ii) prior to the Closing Date, the amount payable in the future to the Company or any of its subsidiaries pursuant

Exhibit A-4

to any equity forward contract entered into in connection with financing the Acquisition (an “Equity Forward Contract”) shall be applied to reduce the commitments under the Bridge Facility immediately upon such Equity Forward Contract being executed and effective.

3.      Asset Sales; Insurance Proceeds: An amount equal to 100.0% of the Net Cash Proceeds received from any Disposition of any property or assets of the Company or any of its subsidiaries (other than any Regulated Subsidiary) after the date of the Commitment Letter outside of the ordinary course of business (as reasonably determined in good faith by the Company) other than any Excluded Asset Sales, payable no later than five business days following the date of receipt.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Company or any of its subsidiaries, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any loss of or damage to, or any condemnation or other taking of, any property.

“Excluded Asset Sale” means (a) the Disposition of cash or cash equivalents or other assets classified as current assets on the consolidated balance sheet of the Company, (b) the sale, exchange or other Disposition of accounts or notes receivable in connection with the compromise, settlement or collection and (c) the Disposition of assets to the Company or any of its subsidiaries.

“Excluded Debt” means (a) indebtedness incurred pursuant to the Bridge Facility, (b) indebtedness between the Company and/or any of its subsidiaries, (c) commercial paper financings, (d) any trade, seller or customer finance-related financing, (e) indebtedness under the Existing Credit Agreement and other existing revolving credit facilities of the Company or its subsidiaries, in each case including any amendment, extension or replacement thereof and in each case having an aggregate principal amount outstanding thereunder not in excess of the respective existing commitments thereunder in effect on the date of the Commitment Letter, (f) prior to the Closing Date, any refinancing with indebtedness of Exelon Generation Company, LLC (“Generation”) of the Company’s existing $1.35 billion notes due 2015, provided that prior thereto (I) the Minimum Equity Issuance (as defined in the Fee Letter) shall have occurred and (II) a Successful Syndication shall have occurred, (g) prior to the Closing Date, replacements, amendments, extensions of debt of subsidiaries assumed and/or acquired (but not incurred in contemplation thereof) in an acquisition (other than the Acquisition) not earlier than 12 months prior to the scheduled maturity thereof; provided, that prior thereto (in each case pursuant to this clause (g)) (I) the Minimum Equity Issuance shall have occurred and (II) a Successful Syndication

Exhibit A-5

shall have occurred, (h) prior to the Closing Date, (x) project financings incurred by subsidiaries of Generation which are non-recourse to the Company or Generation and (y) the incurrence of any other indebtedness, in an aggregate principal amount for both clauses (x) and (y) of up to $750.0 million; provided that the aggregate principal amount of any indebtedness incurred pursuant to clause (y) above shall not exceed $100.0 million, provided, further that prior thereto (in each case pursuant to this clause (h)) (I) the Minimum Equity Issuance shall have occurred and (II) a Successful Syndication shall have occurred, and (i) other extensions of credit under existing financings up to the committed amounts thereof as of the date of the Commitment Letter (including from the Department of Energy for solar financing).

“Excluded Equity Issuances” means any equity issuances (a) pursuant to employee and other benefit plans and stock purchase and dividend reinvestment plans established in the ordinary course of business, (b) as direct consideration (and not proceeds of such equity issuance) for any acquisition (other than the Acquisition), divestiture or joint venture arrangement, provided that the Minimum Equity Issuance shall have occurred prior thereto, (c) to the Company or any of its subsidiaries and (d) prior to the Closing Date, up to $1.0 billion in the aggregate (including any Net Cash Proceeds received in connection with, but in excess of, the Minimum Equity Issuance), provided that (in the case of this clause (d)) prior thereto (I) the Minimum Equity Issuance shall have occurred and (II) a Successful Syndication shall have occurred.

“Net Cash Proceeds” means:

(a) with respect to any Disposition, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Disposition, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Disposition, in accordance with the terms of any lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than the Company or any of

Exhibit A-6

its subsidiaries) owning a beneficial interest in the assets disposed of in such Disposition, and (5) the amount of any reserves established by the Company or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), provided that such Net Cash Proceeds of Dispositions shall not include (x) insurance and condemnation proceeds to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Company or any of its subsidiaries (including any investments and acquisitions), or to repair or replace the relevant damaged or destroyed assets (provided that no net cash proceeds calculated in accordance with this clause (x) realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10.0 million), and (y) after (I) the Minimum Equity Issuance has occurred, (II) a Successful Syndication shall have occurred and (III) not less than $1.0 billion of Net Cash Proceeds from Dispositions shall have been applied to reduce commitments under the Bridge Facility, proceeds of any Disposition (other than as referred to in clause (x)) received prior to the Closing Date to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Company or any of its subsidiaries (including any investments and acquisitions) within 9 months of receipt of such proceeds or, if so committed within such period, reinvested within 3 months thereafter (provided, that no net cash proceeds calculated in accordance with the foregoing clause (y) realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10.0 million); and

(b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Regulated Subsidiary” means the following subsidiaries of the Company (including, following the Closing Date, the applicable similarly regulated subsidiaries of the Target): Commonwealth Edison Company, PECO Energy Company, Baltimore Gas and Electric Company, Atlantic City Electric Company, Delmarva Power & Light Company and Potomac Electric Power Company.

In addition, the commitments under the Bridge Facility shall be automatically reduced by the principal amount of commitments obtained by the Company or any of its subsidiaries (other than a Regulated Subsidiary) entering into any committed but unfunded term loan or similar credit facility for the stated purpose of financing the Acquisition, to the extent that the conditions to availability thereunder are no more restrictive than the conditions to availability of the Bridge Facility.

Exhibit A-7

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied pro rata to loans outstanding under the Bridge Facility.

Documentation:	The Loan Documents will be substantially similar to the Credit Agreement dated as of March 23, 2011, as restated as of December 21, 2011 and amended as of August 10, 2013, entered into among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other financial institutions party thereto (as in effect on the date hereof, the “Existing Credit Agreement”) and only with modifications consistent with this Exhibit A (as may be modified in accordance with the flex provisions of the Fee Letter) or that are otherwise mutually and reasonably agreed by the Company and the Arrangers. The Loan Documents will contain only those representations and warranties, affirmative, negative and financial covenants, mandatory prepayments and commitment reductions and events of default expressly set forth in the Commitment Letter, including this Exhibit A. For purposes hereof, the words “substantially similar to” the Existing Credit Agreement and words of similar import mean substantially the same as the Existing Credit Agreement with modifications only (a) as are necessary to reflect the other terms specifically set forth in this Commitment Letter (including the nature of the Bridge Facility as a bridge facility), (b) to reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Credit Agreement as reasonably agreed by the Company and the Administrative Agent and (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed between the Borrower and the Administrative Agent.

Representations and Warranties:	The Bridge Facility will contain the following representations and warranties by the Company, which shall be substantially similar to the representations and warranties contained in the Existing Credit Agreement to be made on the date of the Loan Documents and on the Closing Date: organization, requisite power and authority, qualification; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; no material adverse change; adverse proceedings, etc.; margin stock; status under Investment Company Act; and also (in each case on terms to be reasonably agreed by the Company and the Arrangers) compliance with Patriot Act, OFAC, FCPA, other anti-terrorism laws and anti-money laundering laws, solvency, and accuracy of disclosure.

Exhibit A-8

Covenants:	The Bridge Facility will contain the following affirmative, negative and financial covenants by the Company, which shall be substantially similar to the covenants contained in the Existing Credit Agreement:

Affirmative covenants: Material compliance with laws (including environmental laws); payment of taxes; maintenance of insurance; maintenance of existence; inspections; maintenance of books and records; maintenance of properties; use of proceeds; and delivery of financial statements and other reports.

Negative covenants: Certain restrictions on liens; fundamental changes; asset sales; change of business; capital structure; restrictive agreements.

Financial covenant: Permit the minimum Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50:1.00.

Events of Default:	The Bridge Facility will include the following events of default (and, as appropriate, grace periods), which shall be substantially similar to the events of default contained in the Existing Credit Agreement: failure to make principal payments when due and failure to pay interest, fees and other amounts within three business days of due date; cross-default to payment defaults on indebtedness with principal aggregating $100.0 million or more, or to other events if the effect is to accelerate or permit acceleration of such debt; noncompliance with covenants (with notice and cure periods substantially similar to the Existing Credit Agreement); representations and warranties materially incorrect when made or deemed made; bankruptcy/insolvency; unsatisfied judgments or orders in excess of $100.0 million not covered by insurance within 30-day grace period; and ERISA.

Without limiting (and subject to) the conditions set forth in Section 2 of the Commitment Letter and in Exhibit B thereto, the occurrence of an event of default (other than with respect to a payment or bankruptcy event of default) shall not entitle the Lenders to terminate the Commitments. The acceleration of the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Conditions Precedent to Borrowing:	The several obligation of each Lender to make, or cause an affiliate to make, loans under the Bridge Facility on the Closing Date will be subject only to the conditions set forth in Section 2 of the Commitment Letter and in Exhibit B thereto.

Assignments and Participations:	The Lenders may assign (other than to natural persons, the Company or its subsidiaries) all of their loans and commitments under the Bridge Facility, or a part of their loans and commitments in an amount of not less than $5.0 million, to an Eligible Assignee (as defined in the Existing Credit Agreement) (provided that (a) approved funds of Lenders shall also be “Eligible Assignees” and (b) clause (A) of the second proviso of such definition (regarding the credit rating and combined capital and surplus of an Eligible Assignee) shall only be

Exhibit A-9

applicable in respect of any assignments made during the period following the occurrence of a Successful Syndication until the funding of the loans under the Bridge Facility on the Closing Date), in each case, which are reasonably acceptable to the Administrative Agent and (unless any event of default is continuing) the Company; provided that such assignee shall be deemed reasonably acceptable to the Company if (i) the Company does not otherwise reject such assignee within 10 business days of the date on which written request for approval is received by the Borrower and (ii) such assignment is made by the Arrangers in accordance with the syndication provisions of the Commitment Letter; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above consent requirements. The Lenders will also have the right to sell participations (other than to natural persons, the Company or its subsidiaries), subject only to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Amendments and Required Lenders:	No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of loans and commitments outstanding under the Bridge Facility (collectively, the “Required Lenders”), except that the consent of each Lender will be required with respect to certain matters relating to principal, fees and interest rates, payment dates and maturity, pro rata payment and sharing provisions, waiver of conditions precedent and amendment provisions and the definition of Required Lender, in a manner substantially similar to the Existing Credit Agreement.

Indemnity and Expenses:	The Bridge Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form substantially similar to the Existing Credit Agreement. The Company will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers and the Agents associated with the syndication of the Bridge Facility, (ii) reasonable and documented out-of-pocket expenses of the Administrative Agent associated with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including, in the case of clauses (i) and (ii) the reasonable fees, disbursements and other charges of (x) one counsel plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively each jurisdiction or applicable specialty to the affected indemnified person (y) and the charges of electronic loan administration platforms) and (iii) all reasonable and documented out-of-pocket expenses of the Arrangers, the Agents and the Lenders (including the reasonable fees, disbursements and other charges of one counsel plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one

Exhibit A-10

additional counsel and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively each jurisdiction or applicable specialty to the affected indemnified person) in connection with the enforcement of the Loan Documents or in any bankruptcy case or insolvency proceeding.

Governing Law and Jurisdiction:	The Bridge Facility will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents; provided that the laws of the State of Delaware will govern (i) whether a Target Material Adverse Effect has occurred, (ii) compliance with any Target Representations and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement.

Counsel to the Arrangers and the Administrative Agent:	Weil, Gotshal & Manges LLP.

Exhibit A-11

Annex I to Exhibit A

Bridge Facility Pricing Grid

“Applicable Margin” and “Applicable Ticking Fee Rate” means (as applicable), as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Company from S&P, Moody’s and Fitch, in each case, with a stable or better outlook:

	Applicable Margin								Applicable Ticking Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
Company’s Debt Ratings (S&P, Moody’s or Fitch)	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans
Rating Level 1: ≥ A-/A3/A-	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	12.5 bps
Rating Level 2: BBB+/Baa1/BBB+	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	17.5 bps
Rating Level 3: BBB/Baa2/BBB	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	22.5 bps
Rating Level 4: BBB-/Baa3/BBB-	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	27.5 bps
Rating Level 5: < BB+/Ba1/BB+	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps	35.0 bps

For the purposes of the foregoing (and subject to the last paragraph hereof):

“Debt Rating” means, as of any date of determination, the Fitch Rating, the Moody’s Rating or the S&P Rating.

“Fitch” means Fitch, Inc.

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Company’s senior unsecured long—term public debt securities without third—party credit enhancement.

“Moody’s” means Moody’s Investors Service, Inc.

Annex I to Exhibit A-1

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long—term public debt securities without third—party credit enhancement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long—term public debt securities without third—party credit enhancement.

For purposes of the foregoing, (a) at any time that Debt Ratings are available from each of S&P, Moody’s and Fitch and there is a split among such Debt Ratings, then (i) if any two of such Debt Ratings are in the same level, such level shall apply or (ii) if each of such Debt Ratings is in a different level, the level that is the middle level shall apply and (b) at any time that Debt Ratings are available only from any two of S&P, Moody’s and Fitch and there is a split in such Debt Ratings, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. If the rating system of S&P, Moody’s or Fitch shall change, the Company and the Administrative Agent shall negotiate in good faith to amend the definition of “Debt Rating” to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Majority Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change. If the Company has no Fitch Rating, no Moody’s Rating and no S&P Rating, Rating Level 5 shall apply.

Annex I to Exhibit A-2

Exhibit B

Summary of Conditions Precedent to the Bridge Facility

1.	Concurrent Transactions. The terms of the Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) and all related documents shall be reasonably satisfactory to the Arrangers (it being agreed that the execution draft of the Acquisition Agreement dated April 29, 2014 provided to the Arrangers immediately prior to their execution of the Commitment Letter is reasonably satisfactory to the Arrangers). The Acquisition shall have been consummated or will be consummated substantially concurrently with the funding under the Bridge Facility in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to consummate the Acquisition thereunder, or consent or request by the Company or any of its subsidiaries (other than any such amendment, modification, waiver, consent or request that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of each of the Arrangers.

2.	Financial Statements. The Arrangers shall have received (i) audited consolidated balance sheets and related audited consolidated statements of operations, cash flows and shareholders’ equity of each of the Company and the Target for each of the three fiscal years ending more than 60 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related audited consolidated statements of operations and cash flows for each fiscal quarter (other than the fourth fiscal quarter) of each of the Company and the Target ending after the latest fiscal year for which financial statements have been delivered under clause (i) for each of the Company and the Target, as applicable, and more than 40 days prior to the Closing Date (including for the elapsed six and nine month interim periods) and for the corresponding periods of the prior fiscal year, all of which shall have been reviewed by the independent accountants for the Company and the Target (as applicable) as provided in Statement on Auditing Standards No. 100, (iii) audited and unaudited financial statements for all recent, probable or pending acquisitions (other than the Target), if any, and (iv) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-3 registration statements and, in the case of clauses (iii) and (iv), only to the extent the Company will be required to file such financial statements pursuant to Item 9.01(a) of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. Each Arranger hereby acknowledges that the Company’s or the Target’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii) as applicable, of this paragraph.

3.

Marketing Period. (i) The Financial Institutions and the Arrangers shall have received a customary prospectus, offering memorandum or similar document and other presentation materials (collectively, the “Marketing Materials”) suitable for use in a customary “road show” relating to the placing or selling of the Securities, including audited and unaudited financial statements of the Company and the Target, as applicable, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents (including as referred to in paragraph 2 of this Exhibit B), prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, as well as drafts of customary comfort letters by auditors of the Company, which such auditors are prepared to issue upon completion of customary procedures, and the Company shall have used commercially reasonable efforts to deliver a draft of a customary comfort letter by auditors of the Target, which such auditor is prepared to issue upon completion of customary procedures, and (ii) the Company shall have used commercially reasonable efforts

Exhibit B-1

to make available appropriate officers, representatives and advisors of the Company for the “road show” referred to in clause (i), in the case of each of the foregoing by a date sufficient to afford the Arrangers a period of at least 15 consecutive business days following the receipt of the Marketing Materials to place the Securities prior to the Closing Date; provided that such period will not include any date from and including July 4, 2014 through and including July 6, 2014, from an including August 15, 2014 through and including September 1, 2014, from and including November 27, 2014 through and including November 30, 2014 and December 24, 2014 through and including January 5, 2014.

4.	Syndication Period. The Arrangers shall have received the Information Memorandum and the Lender Presentation by a date sufficient to afford the Arrangers a period of at least 30 consecutive days following the receipt thereof to syndicate the Bridge Facility prior to the Closing Date; provided that such period will not include any date from and including July 4, 2014 through and including July 6, 2014, from an including August 15, 2014 through and including September 1, 2014, from and including November 27, 2014 through and including November 30, 2014 and December 24, 2014 through and including January 5, 2014.

5.	Definitive Documents; Customary Closing Conditions. Loan Documents substantially consistent with the terms set forth in this Commitment Letter shall have been executed and delivered by the Company. The Company shall have complied with each of the following closing conditions: (i) the delivery of customary legal opinions from the General Counsel of the Borrower and Kirkland & Ellis LLP, as special counsel to the Borrower, in form and substance reasonably acceptable to the Borrower and the Administrative Agent; (ii) the delivery of customary resolutions and secretary’s certificates relating to the organization, existence and good standing of the Borrower and the authorization of the Loan Documents and a customary certificate that certifies that the condition precedent set forth in paragraph 1 of this Exhibit B has been satisfied; (iii) the delivery of a customary borrowing notice; (iv) payment of fees and, to the extent invoiced at least three days prior to the Closing Date, expenses payable to the Arrangers, the Administrative Agent or the Lenders to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date; (v) the delivery of a solvency certificate from the chief financial officer of the Company in the form of Annex I to Exhibit B certifying the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions; and (vi) the Administrative Agent shall have received at least 3 business days prior to the Closing Date all documentation and other information reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) in writing at least 10 days prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.	No Default/Accuracy of Certain Representations and Warranties. (i) There shall exist no default (except with respect to Section 6.01(d) referred to below) or event of default under the Loan Documents corresponding to the following provisions of the Existing Credit Agreement at the time of, and prior to giving effect to the making of the loans under the Bridge Facility on the Closing Date: Sections 6.01(a), (c) (solely with respect to Section 5.02 (Negative Covenants) other than Section 5.02(c) (Interest Coverage Ratio)), (d) and (e); and (ii) the Target Representations and the Specified Representations shall be true and correct in all material respects (except the Target Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and immediately after giving effect to, the making of the loans under the Bridge Facility on the Closing Date.

Exhibit B-2

Annex I to Exhibit B

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

EXELON CORPORATION

AND ITS SUBSIDIARIES

Pursuant to Section [•] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Exelon Corporation (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Annex I to Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

EXELON CORPORATION

By:
Name:
Title: